Contact:	Jerome J. Gassen President and Chief Executive Officer (765) 529-2230

TIMOTHY CLARK TO RETIRE AS EVP – CHIEF RISK OFFICER OF AMERIANA BANK

NEW CASTLE, Ind. (January 17, 2014) – Ameriana Bancorp (NASDAQ: ASBI), the holding company for Ameriana Bank, today announced that Timothy G. Clark, Executive Vice President - Chief Risk Officer, has declared his intention to retire from the Company and the Bank, effective March 11, 2014.

Since July 2012, Clark has been responsible for the development of innovative and effective risk management solutions to measure, monitor and support Ameriana's Enterprise Risk Management program.  He also created the appropriate scope and standards in the Company's risk profile, identified the risks, established risk tolerances and developed risk response strategies and actions.

Clark said, "It is bittersweet to leave the industry that I have been part of for nearly 42 years, but I look forward to spending my retirement years enjoying my family, travel and the non-profit work that I’m privileged to be a part of in my community.  Community banks have been and continue to be the cornerstone of the communities that we serve, and I will miss being part of that.  And certainly, I will miss the wonderful friends that I have made, not only at Ameriana, but across the banking community in Indiana.  I sincerely thank management and the Board for the opportunity to serve this organization."

Commenting on the announcement, Jerome J. Gassen, President and Chief Executive Officer, said, "Tim has been instrumental in Ameriana’s success throughout his 17 years with the Company, and I am grateful I had the opportunity to work with him for the past eight years. We will all miss his leadership and wish him the very best in his retirement."

Clark joined Ameriana in 1997 as Executive Vice President and Chief Operating Officer.  He previously held the position of Regional Executive and Area President at National City Bank of Indiana in Seymour, Indiana, and before that held senior management positions with Central National Bank and Hancock Bank & Trust.  He is active in numerous community organizations and currently serves on the Board of Trustees for Hancock Regional Hospital in Greenfield, Indiana, and the Board of Hancock County Community Foundation.  He received a bachelor's degree from Ball State University, Muncie, Indiana, and completed the University of Wisconsin's Graduate School of Banking.

Ameriana Bancorp is a bank holding company. Through its wholly owned subsidiary, Ameriana Bank, the Company offers an extensive line of banking services and provides a range of investments and securities products through banking centers in the central Indiana area. Ameriana owns Ameriana Insurance Agency, a full-service insurance agency, and Ameriana Financial Services, which offers securities and insurance products through LPL Financial (Member FINRA/SIPC).